SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
                       FORM N-8A
             NOTIFICATION OF REGISTRATION
         FILED PURSUANT TO SECTION 8(a) OF THE
            INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Bearguard Funds, Inc.

Address of Principal Business Office:

985 University Avenue, Suite 26
Los Gatos, California  95032

Telephone number (including area code):  (408) 399-9200

Name and Address of Agent for Service of Process:

Paul L. McEntire
Skye Investment Advisors LLC
985 University Avenue, Suite 26
Los Gatos, California  95032

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES [X]         NO

     Pursuant to the requirements of the Investment Company
Act of 1940, the Registrant caused this notification of registration to be duly signed on its behalf in the City of Los Gatos and State of California on the 12th day of April, 1999.





                              By: /s/ Paul L. McEntire
                                ----------------------------
                                Paul L. McEntire, President

Attest:  /s/ Thomas F. Burns, Jr.
     -----------------------------
     Thomas F. Burns, Jr.

Title:  Treasurer and Secretary